EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lattice Semiconductor Corporation:

We consent to the use of our reports dated March 13, 2018 with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 30, 2017 and December 31, 2016, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2017, and the effectiveness of internal control over financial reporting incorporated by reference.

Our report dated March 13, 2018, on the effectiveness of internal control over financial reporting as of December 30, 2017, expresses our opinion that Lattice Semiconductor Corporation did not maintain effective internal control over financial reporting as of December 30, 2017 because of the effect of a material weakness on the achievement of the objectives on the control criteria and contains an explanatory paragraph that states that management concluded there is a material weakness due to ineffective risk assessment over significant unusual transactions and the design and implementation of control activities over the accounting for those significant unusual transactions.

/s/ KPMG LLP

Portland, Oregon

August 31, 2018